Exhibit 99.1

Investor Relations Contact:

Shanye Hudson, (510) 661-1600

shanye.hudson@seagate.com

Seagate Announces Expiration of Early Exchange Period and Upsize of Previously Announced Exchange Offers for Certain Outstanding Debt Securities

FREMONT, CA – November 29, 2022 - Seagate HDD Cayman (the “Company”), a subsidiary of Seagate Technology Holdings plc (NASDAQ: STX), today announced the expiration of the early exchange period in connection with its previously announced exchange offers (each, an “Exchange Offer” and together, the “Exchange Offers”) to certain eligible holders of the Company’s outstanding debt securities listed in the table below (together, the “Existing Notes” and each a “series” of Existing Notes) to exchange Existing Notes for up to approximately $750 million (“New Notes Issuance Limit”) in aggregate principal amount of the Company’s 9.625% Senior Notes due 2032 (the “New Notes”). The Company announced that it had increased the previously announced New Notes Issuance Limit from $500 million to approximately $750 million, subject to further increase in its sole discretion. The complete terms and conditions of the New Notes are set forth in a confidential offering memorandum, dated as of November 14, 2022, (the “Offering Memorandum”), and the related letter of transmittal.

In the Exchange Offers, according to information provided by Global Bondholder Services Corporation, the exchange agent for the Exchange Offers, $1,309,731,000 in aggregate principal amount of the Company’s Existing Notes were validly tendered and not validly withdrawn at or prior to 5:00 p.m., New York City time, on November 28, 2022 (the “Early Exchange Date”), as more fully set forth below. The Company has been informed by the exchange agent that the preliminary proration factor for the exchange of 4.125% Senior Notes due 2031 was approximately 63.9%.

The table below indicates, among other things, the principal amount of each series of Existing Notes validly tendered and not validly withdrawn as of the Early Exchange Date:

CUSIP Numbers	Existing Notes	Principal Amount Outstanding	Acceptance Priority Level (1)	Principal Amount Tendered by the Early Exchange Date	Principal Amount Accepted for Exchange
81180WBE0	3.375% Senior Notes due 2031	$500,000,000	1	$422,908,000	$422,908,000
81180WBF7	3.125% Senior Notes due 2029	$500,000,000	2	$336,651,000	$336,651,000
81180WBD2	4.125% Senior Notes due 2031	$500,000,000	3	$320,847,000	$204,859,000
81180WBC4	4.091% Senior Notes due 2029	$500,000,000	4	$229,325,000	$0
Total		$2,000,000,000		$1,309,731,000	$964,418,000

(1)

All Existing Notes of a series tendered for exchange in the Exchange Offers on or before the Early Exchange Date will have priority over any Existing Notes of such series that are tendered after the Early Exchange Date and on or before the Expiration Date. Acceptance of the Existing Notes is subject to the Acceptance Priority Level and the New Notes Issuance Limit.

Although the Exchange Offers are scheduled to expire at 11:59 p.m., New York City time, on December 12, 2022, since Existing Notes have been validly tendered such that the maximum aggregate principal amount of New Notes to be issued in exchange for all such tendered Existing Notes would exceed the New Notes Issuance Limit, the Company does not expect to accept for exchange any Notes tendered after the Early Exchange Date.

Tenders of Existing Notes in the Exchange Offers may no longer be withdrawn, except in certain limited circumstances where additional withdrawal rights are required by law. The Company’s obligation to accept for exchange the Existing Notes validly tendered in each Exchange Offer is subject to the satisfaction or waiver of certain conditions as described in the Offering Memorandum and the Company reserves the right to terminate any Exchange Offer for any reason or for no reason.

This press release does not constitute an offer or a solicitation by the Company to participate in the Exchange Offers and does not constitute an offer to sell or a solicitation of an offer to buy the New Notes, nor shall there be any sale of the New Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. The New Notes have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”) or any state securities laws. The New Notes may not be offered or sold in the United States or to any “U.S. person” as defined in Rule 902 under the Securities Act except pursuant to an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The Company will enter into a registration rights agreement with respect to the New Notes.

About Seagate

Seagate Technology crafts the datasphere, helping to maximize humanity’s potential by innovating world-class, precision-engineered data storage and management solutions with a focus on sustainable partnerships. A global technology leader for more than 40 years, the company has shipped over three billion terabytes of data capacity.

© 2022 Seagate Technology LLC. All rights reserved. Seagate, Seagate Technology and the Spiral logo are registered trademarks of Seagate Technology LLC in the United States and/or other countries.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical fact. Forward-looking statements include, among other things, statements about the New Notes and the Exchange Offers. These forward-looking statements are conditioned upon and also involve a number of known and unknown risks, uncertainties and other factors that could cause actual results, performance or events to differ materially from those anticipated by these forward-looking statements. Such risks, uncertainties and other factors include, but are not limited to, those described under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s most recently filed periodic reports on Form 10-K and Form 10-Q, and in the Company’s other filings with the SEC. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to us on, and which speak only as of, the date hereof. The Company undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date they were made, unless required by applicable law.